UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2012 (December 28, 2011)

RENTECH, INC.

(Exact name of registrant as specified in its charter)

Colorado	1-15795	84-0957421
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 600 Los Angeles, California 90024

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (310) 571-9800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

Bridge Loan Agreement

On December 28, 2011 Rentech, Inc. (“Rentech”) entered into a Credit Agreement (the “Bridge Loan Agreement”) as a lender (the “Lender”) with Rentech Nitrogen Partners, L.P. (the “Partnership”) as guarantor and the Partnership’s wholly owned subsidiary Rentech Nitrogen, LLC (the “Borrower”) as the borrower. Rentech is the holder of approximately 61% of the outstanding common units of the Partnership. The Bridge Loan Agreement consists of a commitment by Rentech, Inc. to lend up to $40.0 million to Borrower until May 31, 2012 (the “Bridge Loan”). The Partnership will use the Bridge Loan to fund certain capital expenditures and construction costs relating to its ammonia capacity expansion project until a term loan facility for the cost of the entire project can be put in place. The expansion project is designed to increase ammonia production at the Borrower’s fertilizer production facility by approximately 70,000 tons annually, for sale or upgrade to additional products, and to increase ammonia storage capacity by approximately 20,000 tons.

The Bridge Loan matures on the earlier of (i) three months after the payoff and termination of the revolving credit agreement dated November 10, 2011 among the Borrower, the Partnership and General Electric Capital Corporation as a Lender (the “Revolving Credit Agreement”) or (ii) six months after the maturity of the Revolving Credit Agreement. All obligations of the Borrower under the Bridge Loan Agreement are unconditionally guaranteed by the Partnership. The obligations of the Borrower and the Partnership to Rentech under the Bridge Loan Agreement are unsecured and subordinated to the obligations of the Borrower and the Partnership under the Revolving Credit Agreement. In the event the Revolving Credit Agreement is terminated, the Borrower and the Partnership would be required to pledge substantially all of their assets to secure the Bridge Loan if we so request.

Borrowings under the Bridge Loan initially bear interest at a rate equal to LIBOR plus a margin of 5.5%. On June 1, 2012 the margin over LIBOR increases to 6.0%, and on each subsequent six month anniversary thereof, the margin increases by an additional one half percent (0.5%). Interest on the Bridge Loan, if not paid in cash, will be capitalized monthly and added to the principal balance of the Bridge Loan and will also bear interest. The principal amount of the Bridge Loan, including all capitalized interest added to the principal balance of the Bridge Loan, and any accrued and unpaid interest, will be due and payable on the maturity of the Bridge Loan.

Upon signing the Bridge Loan Agreement, the Borrower agreed to pay Rentech a closing fee equal to 2.0% of the committed amount, or $800,000.00. In the event the Bridge Loan is repaid on or prior to March 31, 2012, then 75% of the closing fee will be credited toward Borrower’s repayment amount, and if the Bridge Loan is repaid after March 31, 2012 but prior to June 1, 2012, then 50% of the closing fee will be credited toward the repayment amount. No credits of the closing fee will be made if repayment of the Bridge Loan occurs on or after June 1, 2012.

The foregoing description is not complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, incorporated in this Item 1.01 by reference.

Amendment to Agreement and Plan of Merger

On December 28, 2011 Rentech entered into Amendment No. 2 (the “Amendment”) to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated June 23, 2009 with Milton Farris, as Stockholder Representative, John A. Williams and certain other former stockholders of SilvaGas. Mr. Williams has been a member of Rentech’s Board of Directors since November 2009.

Pursuant to the terms of the Amendment, the parties agreed to amend the Merger Agreement to: (a) release the remaining 3,409,092 shares of Rentech common stock held in escrow pursuant to the terms of the Merger Agreement and its associated escrow agreement, on or prior to December 31, 2011; (b) provide for the payment of 2.0 million shares of Rentech common stock by March 31, 2012 to the former stockholders of SilvaGas in satisfaction of all potential earn-out payments provided for in the Merger Agreement, which earn-out payments could have varied from zero to the sum of (i) 6.25 million shares and (ii) that number of shares equal in value to $5.5 million depending upon the performance of SilvaGas gasification technology in a commercial scale project; and (c) provide for a release of Rentech by the former stockholders of SilvaGas from all claims they may have related to the Merger Agreement and its associated transactions and documents.

The foregoing description is not complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.2 to this Current Report on Form 8-K, incorporated in this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures in Item 1.01 above are incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1	Credit Agreement, dated as of December 28, 2011, among Rentech Nitrogen, LLC, as borrower, Rentech Nitrogen Partners, L.P., as guarantor, and Rentech, Inc. as Lender.

10.2	Amendment No. 2 to Agreement and Plan of Merger, dated as of December 28, 2011, among Rentech, Inc., Milton Farris, as Stockholder Representative, John A. Williams, as Principal Stockholder and certain other former stockholders of SilvaGas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: January 4, 2011	By:	/s/ Dan J. Cohrs
Dan J. Cohrs
Executive Vice President and Chief Financial Officer